EXHIBIT 10.14

STOCK APPRECIATION RIGHTS AGREEMENT

FOR EXECUTIVE OFFICERS

THIS AGREEMENT, made as of                      (the “Grant Date”), between Zep Inc., a Delaware corporation (the “Company”), and                                  (the “Grantee”).

WHEREAS, the Company has adopted the Zep Inc. Long-Term Incentive Plan (the “Plan”) in order to provide additional incentive to certain officers and key employees of the Company and its Subsidiaries; and

WHEREAS, the Grantee performs services for the Company and/or one of its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant Stock Appreciation Rights (“SARs”) to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Option.

1.1 The Company hereby grants to the Grantee,              Stock Appreciation Rights (the “SARs”), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan. Each SAR represents the right to receive an amount payable in Shares as provided in Section 5 below, equal in value to the excess, if any, on the date of exercise of the SAR of the Fair Market Value of a Share over the SAR Exercise Price of the SAR. The SARs granted hereby are free-standing SARs and are not granted in conjunction with an Option. This grant of SARs is hereinafter sometimes called the “Award.”

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3 The Award is conditioned upon Grantee’s execution of this Agreement. If the Agreement is not executed by the Grantee, the Award may be canceled by the Committee.

2.	SAR Exercise Price.

The price at which the Grantee shall be entitled to exercise the SARs shall be                      per Share.

3.	Duration of Award.

The Award shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”); provided, however, that the Award may be earlier terminated as provided in Sections 1.4 and 6 hereof.

4.	Vesting and Exercisability of Award.

The Award shall vest, and may be exercised, with respect to the SARs as set forth in the Grantee Statement attached hereto and made a part hereof, subject to earlier termination of the Award as provided in Sections 1.4 and 6 hereof or in the Plan. The right to exercise the SARs as they become vested shall be cumulative and shall continue during the Exercise Term unless sooner terminated as provided herein.

5.	Manner of Exercise.

5.1 To exercise the Award, the Grantee must deliver a completed copy of the SAR Exercise Form, to the address indicated on such Form or such other address designated by the Committee from time to time. The Award may be exercised in whole or in part with respect to the vested SARs; provided, however, the Committee may establish a minimum number of SARs (e.g., 100) for which an Award may be exercised at a particular time. Upon the exercise of a SAR, the Grantee shall be entitled to receive an amount, equal to the product of (i) the excess of the Fair Market Value of one Share on the date of exercise over the SAR Exercise Price of the applicable SAR, multiplied by (ii) the number of Shares in respect to which the SAR has been exercised. Except as otherwise determined by the Committee, the payment shall be made in Shares based upon the Fair Market Value of a Share on the date of exercise. Fractional Shares shall be settled by payment in cash based upon the Fair Market Value on such date.

5.2 The Grantee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares until (i) the SAR shall have been exercised pursuant to the terms of this Agreement, (ii) the Company shall have issued and delivered the Shares to the Grantee, and (iii) the Grantee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Grantee shall have full voting and other ownership rights with respect to such Shares.

6.	Termination of Employment.

6.1 In General.

If the employment of the Grantee with the Company and its Subsidiaries shall terminate for any reason, other than for the reasons set forth in Sections 6.2 and 7.2 below, the SARs shall continue to be exercisable (to the extent the SARs were vested and exercisable on the date of the Grantee’s termination of employment) at any time within three (3) months after the date of such termination of employment, but in no event after the expiration of the Exercise Term.

6.2 Termination of Employment Due to Death, Disability, or Retirement.

If the Grantee’s termination of employment is due to death, Disability, or Retirement (termination on or after age 65), or if Grantee terminates employment after age 55, the following shall apply:

(a)	Termination Due To Death. In the event the Grantee dies while actively employed, all outstanding unvested SARs shall immediately vest and become immediately and fully exercisable, and shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date of death, whichever period is shorter, by (A) a Permitted Transferee (as defined in Section 8 below), if any, or such person(s) that have acquired the Grantee’s rights under such SARs by will or by the laws of descent and distribution, or (B) if no such person described in (A) exists, the Grantee’s estate or representative of the Grantee’s estate.

(b)	Termination by Disability. In the event the employment of the Grantee is terminated by reason of Disability, all outstanding unvested SARs shall immediately vest and become immediately and fully exercisable as of the date the Committee determines the Grantee terminated for Disability and shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date of termination, whichever period is shorter.

(c)	Termination by Retirement. In the event the employment of the Grantee is terminated by reason of Retirement, all outstanding unvested Options shall expire, and any SARs vested as of Grantee’s date of Retirement shall remain exercisable at any time prior to the end of the Exercise Term, or for five (5) years after the date of termination, whichever period is shorter. In the event of the Grantee’s death after Retirement, the vested SARs shall be exercisable in accordance with this subsection (c) and the SARs shall be exercisable by the persons described in (a) above.

(d)	Termination After Attaining Age 55. If the Grantee terminates employment (other than as a result of death or Disability) after attaining age 55 but prior to age 65, all outstanding unvested SARs shall expire, and any SARs vested as of Grantee’s date of termination shall, unless the Committee determines otherwise at the time of such termination, remain exercisable at any time prior to the end of the Exercise Term, or for five (5) years after the date of termination, whichever period is shorter. In the event of the Grantee’s death after terminating after age 55, the SARs shall be exercisable in accordance with this subsection (d) and the SARs shall be exercisable by the persons described in (a) above.

7.	Effect of Change in Control.

7.1 Notwithstanding anything contained to the contrary in this Agreement, in the event of a Change in Control, all of the SARs shall become immediately and fully exercisable,

and the Committee, in its discretion, may terminate the SARs, provided that at least 30 days prior to the Change in Control, the Committee notifies the Grantee that the SARs will be terminated and provides the Grantee, at the election of the Committee, (i) the right to receive immediately a cash payment in an amount equal to the difference between the Fair Market Value of the SARs and the SAR Exercise Price for such SARs computed as of the date of the Change in Control; (ii) or the right to exercise all SARs (including the SARs vested as a result of the Change in Control) immediately prior to the Change in Control.

7.2 If the SARs remain outstanding after the Change in Control and if the employment of the Grantee is terminated within two (2) years following a Change in Control, all vested SARs shall continue to be exercisable at any time within five (5) years after the date of such termination of employment, but in no event after expiration of the Exercise Term.

8.	Transferability.

The SARs shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the SARs may be transferred, in whole or in part, without consideration, by written instrument signed by the Grantee, to any members of the immediate family of the Grantee (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members (the “Permitted Transferees”). Appropriate evidence of any such transfer to the Permitted Transferees shall be delivered to the Company at its principal executive office. If all or part of the SARs are transferred to a Permitted Transferee, the Permitted Transferee’s rights hereunder shall be subject to the same restrictions and limitations with respect to the SARs as the Grantee. During the lifetime of the Grantee, the SARs shall be exercisable only by the Grantee, or if applicable, by the Permitted Transferees.

9.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate the Grantee’s employment at any time.

10.	Adjustments.

In the event of a Change in Capitalization, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Award and the SAR Exercise Price for such Shares or other stock or securities. The Committee’s adjustment shall be made in accordance with the provisions of Section 10 of the Plan and shall be effective and final, binding, and conclusive for all purposes of the Plan and this Agreement.

11.	Withholding of Taxes.

The Company shall have the right to deduct from any distribution of cash to the

Grantee an amount equal to the federal, state, and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the SARs. If the Grantee is entitled to receive Shares upon exercise of the SARs, the Grantee shall pay the Withholding Taxes to the Company in cash prior to the issuance of such Shares. In satisfaction of the Withholding Taxes, the Grantee may make a written election (the “Tax Election”) to have withheld a portion of the Shares issuable to him or her upon exercise of the SARs, having an aggregate Fair Market Value equal to the Withholding Taxes, provided that, if the Grantee may be subject to liability under Section 16(b) of the Exchange Act, the election must comply with the requirements applicable to Share transactions by such Grantees.

12.	Employee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13.	Modification of Agreement.

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

14.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

16.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon each successor corporation. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Grantee’s heirs, executors, Permitted Transferees, administrators, and successors.

17.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on the Grantee and the Company for all purposes.

ATTEST:	ZEP, INC.

By:

GRANTEE:

/s/

GRANTEE SUMMARY

Grant Date:

SARs Granted:

Vesting Dates:

	Vest Date	SARs Vesting

Expiration Date: